UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2012

MATTRESS FIRM HOLDING CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35354	20-8185960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5815 Gulf Freeway, Houston, Texas	77023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 923-1090

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On September 4, 2012, Mattress Firm, Inc., a Delaware corporation and wholly owned indirect subsidiary of Mattress Firm Holding Corp., a Delaware corporation (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Mattress XPress, Inc., a Florida corporation (“XPress Florida”), Mattress XPress of Georgia, Inc., a Georgia corporation (“XPress Georgia” and collectively with XPress Florida, the “Sellers”), Steven Milesic, an individual, and Steve Lytell, an individual, pursuant to which Mattress Firm, Inc. has agreed to acquire substantially all of the operational assets and store facilities from the Sellers and to assume certain specified liabilities of the Sellers related to the business.  The purchase price payable by Mattress Firm, Inc. for such assets pursuant to the terms of the Purchase Agreement is approximately $15.8 million, subject to working capital and other purchase price adjustments.  Under the terms of the purchase agreement, the Sellers will provide unsecured financing to Mattress Firm, Inc. in the amount of approximately $7.8 million in connection with the purchase, which will be payable over a term of one year in quarterly installments, including accrued interest at 8%.  The Purchase Agreement contains customary representations, warranties and covenants.  Subject to certain limitations, each party has agreed to indemnify the other parties for breaches of representations, warranties and covenants, and other specified matters.

The closing of the transactions contemplated by the Purchase Agreement remains subject to customary closing conditions and is currently expected to occur during the Company’s third fiscal quarter ending October 30, 2012.  The Company expects to fund the purchase price from cash on hand.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 2.02                     Results of Operations and Financial Condition.

On September 6, 2012, the Company announced financial results for the fiscal 2012 second quarter (13 weeks) ended July 31, 2012. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 2.02 to the Company’s Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing.

Item 5.07       Submission of Matters to a Vote of Security Holders

The Annual Meeting of Stockholders (“Annual Meeting”) of Mattress Firm Holding Corp. (the “Company”) was held on September 5, 2012 in Houston, Texas.  At the Annual Meeting, the stockholders voted on the following four proposals and cast their votes as follows:

Proposal 1:

William E. Watts and R. Stephen Stagner were elected as directors to serve three-year terms expiring in 2015. The voting details are as follows:

	For	Withheld Authority	Broker Non-Vote
William E. Watts	25,347,235	2,844,637	348,797
R. Stephen Stagner	26,938,771	1,253,101	348,797

Proposal 2:

Proposal 2 was a proposal to hold an advisory vote on executive compensation for the fiscal year ending January 31, 2012, as described in the proxy materials. This proposal was approved and the voting details are as follows:

For	Against	Abstain	Broker Non-Vote
28,178,834	9,225	3,813	348,797

Proposal 3:

Proposal 3 was a proposal to hold an advisory vote on the frequency of the advisory vote on executive compensation, as described in the proxy materials. The frequency of “3 Years” received the highest number of votes and the voting details are as follows:

1 Year	2 Years	3 Years	Abstain	Broker Non-Vote
3,265,454	687,114	24,239,304	0	348,797

After consideration of the foregoing vote, at a meeting held on September 5, 2012, the board of directors of the Company decided that the Company will include a stockholder vote on executive compensation in its proxy materials once every three years until the next required advisory vote on the frequency of stockholder votes on compensation of executives.

Proposal 4:

Proposal 4 was a proposal to ratify the appointment by the audit committee of the board of directors of the Company of Grant Thornton LLP, independent public accountants, as the Company’s auditors for the fiscal year ending January 29, 2013. This proposal was approved and the voting details are as follows:

For	Against	Abstain
28,536,842	3,827	0

Item 9.01                     Financial Statements and Exhibits.

(d)   Exhibits

2.1	Asset Purchase Agreement dated September 4, 2012, by and among Mattress Firm, Inc., as buyer, Mattress XPress, Inc., Mattress XPress of Georgia, Inc., Steven Milesic and Steve Lytell.
99.1	Press Release dated September 6, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTRESS FIRM HOLDING CORP.

Date: September 6, 2012	By:	/s/ James R. Black
James R. Black
Executive Vice President, Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement dated September 4, 2012, by and among Mattress Firm, Inc., as buyer, Mattress XPress, Inc., Mattress XPress of Georgia, Inc., Steven Milesic and Steve Lytell.
99.1	Press Release dated September 6, 2012.